Exhibit 99.1

Chart Industries, Inc.	GTLS	Second Quarter 2013 Earnings Release Conference Call	July 30, 2013 10:30 AM ET

PARTICIPANTS
Corporate Participants

Michael F. Biehl – Executive Vice President, CFO & Treasurer
Samuel F. Thomas – Chairman, President & Chief Executive Officer
Other Participants

Colin Rusch – Analyst, Northland Securities, Inc.
Eric Stine – Analyst, Craig-Hallum Capital Group LLC
Brian Uhlmer – Analyst, Global Hunter Securities LLC
Rob Brown – Analyst, Lake Street Capital Markets LLC
Greg McKinley – Analyst, Dougherty & Co. LLC
John Ellison – Analyst, BB&T Capital Markets
Thomas Hayes – Analyst, Thompson Research Group LLC
Pavel Molchanov – Analyst, Raymond James & Associates, Inc.
Chase Jacobson – Analyst, William Blair & Co. LLC
Jeff Osborne – Analyst, Stifel, Nicolaus & Co., Inc.
Martin Malloy – Analyst, Johnson Rice & Co. LLC
Chapman Deng – Analyst, JPMorgan Securities (Asia Pacific) Ltd.
Tom Novack – Analyst, Advent Capital

MANAGEMENT DISCUSSION SECTION
Operator: Good morning, and welcome to Chart Industries, Inc. 2013 Second Quarter Earnings Conference Call.

You should have already received the company’s earnings release that was issued earlier this morning. If you have not received this release, you may access it by visiting Chart’s website at www.chartindustries.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until Friday, August 9. The replay information is contained in the company’s earnings release.

Before we begin, the company would like to remind you that statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in the forward-looking statement. For further information about important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the company’s earnings release and latest filings with the SEC. These filings are available through the investor relations section of the company’s website or through the SEC website, www.sec.gov. The company undertakes no obligation to update publicly or revise any forward-looking statement.

I would now like to turn the conference call over to Michael Biehl, Chart Industries’ Executive Vice President, CFO and Treasurer. You may begin your conference.

E

Michael F. Biehl, Executive Vice President, CFO & Treasurer

Thank you, Charlotte. Good morning, everyone. I’d like to thank you all for joining us today. I’ll begin giving you a brief overview of our second quarter results. Then Sam Thomas will provide comments on current market and order trends we see in each of our business segments. And I’ll finish up by commenting on our outlook for the remainder of 2013.

We reported net income for the second quarter of 2013 of $20 million or $0.64 per diluted share. This included costs of $4.8 million, or $0.11 per diluted share, largely associated with the company’s acquisition of AirSep in our BioMedical business, and flood damage at our Distribution and Storage (or D&S) operations in the Czech Republic.

This quarter also includes a $0.02-per-diluted-share impact associated with additional shares taken into account for our convertible notes.

Therefore, earnings per share for the second quarter of 2013 would have been $0.77 per diluted share excluding this additional dilution and the cost that I mentioned above. This compares to second quarter 2012 net income of $17.9 million or $0.59 per diluted share. The prior year quarter earnings would have been $0.57 per diluted share, excluding $1.1 million of favorable acquisition-related earn-out adjustments, partially offset by impairment charges and the write-off of deferred financing fees.

I’m going to now briefly explain the dilution impact from our convertible notes. The refinancing actions the company underwent in the third quarter of 2011 allowed us to refinance our former 9 1/8% senior subordinated notes due in 2015 with 2.00% convertible notes due in 2018. This refinancing has provided us with cash interest savings of $10 million annually, which has improved our liquidity and our ability to invest in growth opportunities. We believe this has contributed to our success, as evidenced by the strong growth performance across our businesses.

With that said, an additional 864,000 shares must be considered dilutive for the second quarter under Generally Accepted Accounting Principles (or GAAP) because our average market price in the second quarter exceeded the notes’ conversion price of $69.03 and our warrants’ strike price of $84.96. We purchased a hedge to offset some of this dilution, but it cannot be considered in our GAAP calculation of diluted earnings per share.

This hedge allows the company to receive Chart’s shares at the notes’ conversion price of $69.03 if the conversion occurs, effectively offsetting the additional shares owed to the noteholders. In the second quarter, the average common stock price was $87.43 per share, which resulted in the convertible notes converting into approximately 760,000 additional shares. Our purchased hedge would have mostly offset this dilution if conversion occurred. However, as I mentioned previously, under GAAP, the hedge is considered anti-dilutive and therefore cannot be considered when computing earnings per share.

It is also important to understand that to offset the cost of this hedge, the company sold warrants at the same time with a strike price of $84.96. This limits the bond hedge counterparties’ exposure in the event that Chart’s stock price exceeds $84.96 per share. These actions effectively enable us to increase the price at which real economic dilution occurs when the notes are converted from $69.03 to $84.96.

To summarize, approximately 864,000 shares are included in the diluted EPS calculation in the quarter, but approximately 755,000 of these shares are covered by the hedge that we purchased. The difference between the 864,000 and 762,000 shares represents the impact from the warrants sold as part of this financing transaction when our stock price exceeded the warrant strike price.

Beginning July 1st, the notes became convertible at the option of the holders, since Chart’s stock price traded above $89.74 per share for at least 20 trading days in the last 30 trading days in the second quarter. Therefore, the long-term portion of the notes was reclassified as a current liability, and a portion of notes included in equity was reclassified as temporary equity in our consolidated balance sheet at June 30th. However, we don’t expect noteholders to convert early as they would give up their 2.00% interest coupon if they did.

Sales for the quarter were $298 million and represented an increase of 24% compared to net sales of $240 million a year ago. The improvement is associated with strong end-market trends in LNG-related applications, especially at our D&S business in Asia. AirSep which closed in the third quarter of last year – contributed approximately $30 million in sales in the second quarter.

Our gross profit for the quarter was $89.8 million or 30.1% of sales, compared with $74.1 million or 30.9% of sales a year ago. Overall, margins were down year over year primarily due to higher acquisition-related costs from AirSep and some changes in product and project mix across our businesses.

With respect to the E&C business, sales increased 2% to $79 million in the second quarter, and gross margins were 29% compared to 30.2% in the prior year quarter. Gross margins were slightly lower due primarily to a shift in project mix to large base-load LNG projects rolling out of backlog into revenues in the current quarter. As mentioned last quarter, some higher costs on one project due to labor inefficiencies and project-scope changes had negatively impacted margins in the first quarter. In the second quarter, we were able to recover some of these costs through a change order with the customer, and we were able to push several short lead time orders through our facilities, which in total, positively affected margins by about 2%.

In D&S, second-quarter sales increased 30% year over year to $147 million, driven by improved volume, particularly in LNG equipment shipments. Gross margins for D&S improved to 28.4% compared with 27.2% a year ago due to improved throughput and mix. Margins were also negatively impacted by about 1% due to flooding that occurred in Central Europe in early June. Our operations in the Czech Republic incurred inventory damage, for which we filed an insurance claim. The impact therefore represents the cost of our insurance deductible with any losses in excess of the deductible expected to be covered.

In our BioMedical business, sales increased 47% to $72 million in the second quarter of 2013 compared with $49 million for the same quarter in the prior year. The increase is due to the AirSep acquisition, which added $30 million in revenue in the quarter. Additional revenue from AirSep offset lower overall shipments of respiratory therapy equipment as a result of weakness in Europe and the continued uncertainty related to Medicare competitive bidding in the U.S. Biomedical gross profit margin decreased to 34.7% in the quarter compared with 40.4% for the same period in 2012. The decrease is primarily due to additional acquisition charges related to AirSep, lower volume in respiratory, and changes in product mix with lower margin oxygen concentrators representing a much larger share of sales following the AirSep acquisition. If the AirSep acquisition charges were stripped out, the BioMedical gross-profit margins would have been 38% for the quarter.

SG&A expenses for the quarter were $51.9 million, up $17.2 million from the same quarter a year ago. The increase is largely due to added expense from the AirSep acquisition, in addition to an increase in employee-related costs and external commissions as we pursue LNG-related growth opportunities both in the U.S. and in Asia. SG&A as a percentage of sales was 17.4% compared to 14.5% in the prior year quarter. Included in SG&A in the current quarter was $1.3 million of retention and severance costs associated with the AirSep acquisition. Second quarter 2012 SG&A included $4.4 million or 1.8% of sales in favorable net earn-out adjustments associated with prior acquisitions, which reduced SG&A expense in that quarter.

Net interest expense was $4.0 million for the second quarter, which included $2.4 million of non-cash accretion expense associated with the company’s convertible notes. Therefore, cash interest for the second quarter was just $1.6 million. Net cash interest expense in the second quarter of 2012 was $1.4 million.

Income tax expense was $8.0 million for the second quarter and represented an effective tax rate of 27.9% compared to an effective rate of 33% in the prior year quarter. The decrease is largely associated with an increase in foreign earnings and the recognition of foreign tax loss carryforwards and other deferred tax assets given our strong performance in China.

I will now turn the call over to Sam Thomas.

Samuel F. Thomas, Chairman, President & Chief Executive Officer

Thank you, Michael, and good morning everyone.

We’re very pleased to announce another successful quarter. The growth of LNG infrastructure for liquefaction, transportation, and as a diesel-fuel substitute continues to gain momentum driven by the spread between oil and natural-gas prices. China has clearly taken the lead where in addition to cost, environmental considerations are driving action by government officials at all levels.

Today we announced another order from PetroChina for self-contained LNG station modules. This is the third major award from PetroChina received in the last several quarters and will be included in our third-quarter orders and backlog. It’s notable that this represents a sale to a company within PetroChina operating in a different geographic region of China, Shandong Province, compared with the two earlier orders. Our self-contained LNG station modules represent an innovative development – a flexible LNG fueling station for a fast-growing and dynamic LNG market. We pioneered this solution in China, and it represents the kind of opportunities that align Chart’s culture of innovation, experience, and performance with growth prospects the new LNG economy is opening up around the world. We also continue to provide heat exchangers and cold boxes for LNG small and mid-scale liquefaction plant build out in China.

In North America, essential infrastructure is being built that puts North America on a similar trajectory to China in providing LNG as a diesel-fuel substitute. We’re providing heat exchangers and cold boxes for a number of small and mid-scale liquefiers currently under construction in North America. We’re able to provide a range of standard LNG plants designed fully in-house, which will put our customers on a fast-track schedule for earlier commencement of LNG production.

We believe these order wins across the company are strong evidence of the market’s recognition of Chart as a leader in LNG infrastructure and liquefaction equipment, and we’re happy to announce a new record in quarter-end backlog of $664 million. Let me now comment on some specific highlights for each of our business segments.

Within Energy & Chemicals, our business booked $78 million of orders in the second quarter, up sequentially from $39 million in the first quarter. We’re also delighted to announce today that Noble Energy has awarded Chart a contract to provide an LNG liquefaction facility to produce approximately 100,000 gallons of LNG per day, which they will use to service their own operations in Northern Colorado. These standard plants are complete package solutions, which minimize on-site construction time and scope. The primary benefits for customers choosing one of our standard plant designs is it allows a fast-track schedule to LNG production while being robust and flexible enough to use a wide range of feed gas compositions. We anticipate that more small-scale LNG liquefaction opportunities will develop, and that our experience in LNG plant design will continue to provide us with a competitive advantage.

Also this quarter, Chart E&C has secured an order to provide equipment for an ethylene plant here in the U.S. With the growth of natural gas liquids feedstock, we expect more of these petrochemical opportunities to develop as global GDP growth improves. In our air cooled heat exchanger business, sales of gas compression market remain soft with reduced gas drilling activity. We have, however, substantially improved our sales for process cooling applications for gas processing, liquefaction, and petrochemical applications leading to the second quarter of 2013 as the best quarter for new orders since late 2011, an encouraging development.

Finally, to update you on our brazed aluminum heat exchanger capacity expansion project, we are still on schedule for a first quarter 2014 ramp up, and as previously mentioned we have begun to take orders on this capacity.

With respect to Distribution and Storage, we booked record orders of $222 million in the second quarter. This includes the PetroChina award we announced in April, but does not include the order announced today, which we will include in the third quarter. D&S orders are up 67% sequentially compared with $133 million of orders in the first quarter. We booked record orders in Asia due to the ramping LNG infrastructure build-out occurring in China. The PetroChina award announced today in excess of $50 million is for self-contained LNG station modules. This is in addition to the PetroChina orders we announced in April for $45 million and in the fourth quarter of last year for $40 million. In addition, we’re seeing increased quotation activity for LNG infrastructure in Southeast Asia.

This quarter, we purchased an 80% equity interest in Nanjing Xinye Electric Engineering based in Nanjing, China. This will provide us with key localized dispensing and control technology to improve our LNG product offerings in the Asia region.

D&S also had a good quarter in Europe and the U.S. The U.S. regionally saw its best order intake in over a year due to increased activity for LNG bulk storage as more and more liquefaction opportunities emerge. In Europe, we utilized our capacity to supplement our capacity in Asia and the U.S., as well as seeing increasing activity for LNG infrastructure build in Europe, particularly for marine applications.

Strategically, we remain committed to being a major catalyst in the LNG market because we understand that liquefaction will lead to storage orders and increased end-user LNG equipment, including heavy-duty trucking, rail, and marine applications. Capacity addition plans continue to progress nicely throughout the business, and we will continue to evaluate opportunities to expand capacity further to ensure that we are positioned to deliver on these opportunities and meet our customer demands.

In our BioMedical segment, orders of $70 million were down slightly compared to $72 million in the first quarter. Orders for respiratory equipment in the second quarter have continued to recover. We’re encouraged by positive order trends we have recently seen in our respiratory business; however, uncertainty around the Medicare competitive bidding awards is still causing concern in the market as providers struggle with the financial implications of changes and the impact on their business. We continue to position ourselves for when the industry recovers by partnering with our customers and providing them a broad range of respiratory product offerings. We’re particularly encouraged over the long term about opportunities in emerging markets such as China as populations age and wealth levels rise. We’re laying the foundation now to meet what we expect to be significant future demand. Orders for cryobiological cold storage equipment remained strong, with particular growth in Asia for cancer research and cord blood storage. We expect on-site gas generation will be a strong growth driver for BioMed; however these orders are likely to be lumpier, similar to our systems businesses in E&C and D&S.

Michael will now provide you with our outlook for 2013.

Michael F. Biehl, Executive Vice President, CFO & Treasurer

Thanks, Sam.

Our second quarter results were solid, and we remain optimistic about continued growth through the rest of this year. Therefore, based on year-to-date results, current order backlog, and business expectations, the company is reaffirming its previously announced sales guidance but tightening the range of its earnings guidance.

Sales for 2013 are still expected to be in a range of $1.2 to $1.3 billion, but diluted earnings per share are now expected to be in a range of $3.10 to $3.40 per diluted share on approximately 30.6 million weighted-average shares outstanding. This excludes the impact of $0.15 per diluted share in anticipated AirSep acquisition costs, and any dilution impact resulting from the convertible notes.

This compares with previous earnings guidance of $3.00 to $3.40 per diluted share, which excluded $0.10 per diluted share in anticipated AirSep acquisition costs and any dilution impact resulting from our convertible notes.

We would now like to open it up for questions. Charlotte, please provide instructions to the participants to be able to ask questions.

QUESTION AND ANSWER SECTION
Operator: Our first question comes from the line of Colin Rusch from Northland Capital. Your line is open and you may proceed.

<Q – Colin Rusch – Northland Securities, Inc.>: Thanks so much. Can you walk us through the decision making process for potential capacity expansions? What do you need to see from your customers to get comfortable adding capacity?

<A – Sam Thomas – Chart Industries, Inc.>: Orders are the best thing. However, that oftentimes doesn’t provide enough time to put capacity in place if it requires bricks and mortar.

So what we look for is the level of quotation activity with customers – what they have to say about their future needs – and it frequently involves going upstream and looking what their customers are saying, or understanding what the availability of financing is for that customer to give us confidence to make those choices. Obviously, it’s easier when we have multiple customers that are pursuing the same opportunities or pursuing parallel opportunities so that we’re able to sell to multiple customers.

It is, however, a challenging time because we frequently run into situations where customers are more optimistic about the timing of their increased needs than actually pans out. Our benefit there is we have a management team who are fairly well-experienced to try and gauge those trade-offs.

<Q – Colin Rusch – Northland Securities, Inc.>: Great. And as you look at the petrochemical opportunities similar to this ethylene plant, how deep and how sustainable can that opportunity be for the company do you think?

<A – Sam Thomas – Chart Industries, Inc.>: Well, if you look at the announcements of ethylene capacity expansions and propane dehydrogenation or propylene expansions, we have the opportunity to quote on and win a significant percentage of those – well over 50%. The challenge is will they all go ahead? And in particular, in the case of ethylene, each new ethylene plant does represent a significant global capacity expansion, and therefore the speed that those go forward is constrained by the outlook for future growth of global GDP, which typically ethylene demand worldwide will be driven by.

The economics are very favorable for these ethane-based ethylene plants, particularly in the U.S. where you have low cost natural gas liquid feed stocks. The constraint is you can’t build too many new plants if demand is falling or is stable.

So that’s the challenge of predicting the speed that the plants will go forward. But we believe with current economics and current forecasts for GDP growth – and indirectly ethylene demand growth – that we will see another one to three plants moving forward within the next 12 months. Again, perhaps seven or eight announced.

<Q – Colin Rusch – Northland Securities, Inc.>: Okay. And then just as a quick housekeeping, the Noble Energy award, was that in the 2Q bookings or would that be considered a 3Q booking?

<A – Sam Thomas – Chart Industries, Inc.>: That’s a third-quarter booking.

<A – Michael Biehl – Chart Industries, Inc.>: No, a second-quarter booking,

<A – Sam Thomas – Chart Industries, Inc.>: Second-quarter booking. I apologize.

<A – Michael Biehl – Chart Industries, Inc.>: That’s in the backlog.

<Q – Colin Rusch – Northland Securities, Inc.>: All right. Perfect. Thanks a lot guys.

Operator: Thank you. And our next question comes from the line of Eric Stine from Craig-Hallum. Your line is open, and you may proceed.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Hi, Sam. Hi, Michael. Great quarter.

<A – Sam Thomas – Chart Industries, Inc.>: Thank you.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: I’m wondering if we can just start with China. There’s been a lot of talk of slowing growth environment there. Is it fair to say that you are not seeing that and don’t expect to see that?

<A – Sam Thomas – Chart Industries, Inc.>: Well, in our GDP growth or industrial-production-related growth, portions of our business in China, particularly the industrial gas industry, we definitely have seen a moderation of demand in China. However, that is significantly overshadowed by the secular growth of LNG as a transportation fuel. And we think that it is largely going to be unaffected by the forecast for GDP growth rate in China because it is doing two things: First, as the consumer economy grows in China and is fully encouraged by the Chinese government, it means that sales of automobiles and sales of trucks to fuel this consumer marketplace are going to continue to grow. China is the largest truck market in the world and is also the largest car market in the world. And with that being a favored development, as opposed to the export economy of China, I don’t see a moderation there. And secondly, the continued spread of oil and natural-gas prices means that China gets a big win in its balance of payments and the expenditures necessary to meet their growing energy demands for transportation fuel by using LNG as opposed to diesel, which is refined from oil.

And finally and perhaps the strongest driver within China is the air pollution issue and pollution in general, where it’s become a focus or perhaps the most important focus of the Chinese government transmitted through all levels, from the central government down to small cities, that improving air quality is a priority. And one of the best ways to do that is using LNG as a transportation fuel, as opposed to relatively high-sulfur diesel with minimal pollution control equipment on existing vehicles.

So I think that it’s fair to say that the demand for our products in China is going to be unaffected by variations in industrial production growth or GDP growth.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Okay, understood. Maybe just sticking with China, the dynamic of large orders there is fairly recent. Just wondering, now that you’re into a different operating segment of PetroChina in a different geography, visibility into more orders with PetroChina, but also other companies – similar companies in China.

<A – Sam Thomas – Chart Industries, Inc.>: Yes. The significant sized order we’ve announced, we have been doing business with Kunlun Energy for a little over a year, with smaller orders, exploratory orders, and developing a relationship. We’re at that same point now with a number of additional regions within PetroChina or operating companies within PetroChina, and also with several of the other – or in particular CNOOC, where we’re providing equipment on smaller orders and developing a relationship with them, so we are optimistic that we’ll continue to be able to expand those relationships and the size of orders with multiple companies.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Got it. Maybe just one last one for me. LNG fueling infrastructure in the U.S., I know, in late 2012, there was a bit of a pause. Just whether you’re seeing that pick up? How you see that playing out going forward? Thanks a lot.

<A – Sam Thomas – Chart Industries, Inc.>: The interest levels are still high. I would say that we are experiencing much of what we experienced in China of wondering why there weren’t more orders when there was so much quotation activity, but I’m very confident that it’s moving forward positively, and that as additional LNG liquid or liquefaction capacity comes online and we start to see more of the 12-liter Cummins engines on Class 8 trucks, that it will move progressively in an accelerated pace in the U.S., much the way we would experience in China.

<Q – Eric Stine – Craig-Hallum Capital Group LLC>: Okay. Thank you.

Operator: Thank you. And our next question comes from the line of Brian Uhlmer from Global Hunter. Your line is open, and you may proceed.

<Q – Brian Uhlmer – Global Hunter Securities LLC>: Thank you. Hey, great quarter. Good morning, gentlemen.

<A – Sam Thomas – Chart Industries, Inc.>: Good morning.

<Q – Brian Uhlmer – Global Hunter Securities LLC>: I had a couple of quick ones I wanted to walk through real quick on the Noble award. It sounded like you said that it was for their internal uses a second ago. Is that accurate?

<A – Sam Thomas – Chart Industries, Inc.>: Yeah. Their plan and their justification from what they conveyed to us, was primarily to use it for drill rigs and supporting fracking spreads as well as using it for their own or associates’ transportation vehicles going to and from the gas fields.

<Q – Brian Uhlmer – Global Hunter Securities LLC>: Okay, great. And it seems like you’ve been tight-lipped on the magnitude of that award. Is that for competitive reasons, or can you help us out a little bit, in terms of the magnitude of that?

<A – Sam Thomas – Chart Industries, Inc.>: It is competitively sensitive. There is a lot of activity in this area now.

<Q – Brian Uhlmer – Global Hunter Securities LLC>: Fair enough. And that’s a nice segue into my next question. With that shift by the E&P companies to use bi-fuel or natural gas rigs, what does the environment look like right now in terms of active bids out there? And could we see two to three more of these or double digits in the next – call it 12 months or so?

<A – Sam Thomas – Chart Industries, Inc.>: I would say in the next 12 months or so, it would be at the lower end of your speculation. Ultimately, it will be, I believe, at the higher end.

<Q – Brian Uhlmer – Global Hunter Securities LLC>: Okay, good deal. Switching gears but staying in the same realm, do you have an update on the conversion away from bunker fuel in the marine transport market and any types of green shoots out there in regards to that market?

<A – Sam Thomas – Chart Industries, Inc.>: There is a lot of activity and interest. We did see a proposed pushback of the enforcement of the lower-emission regulations, but we view that more as a pragmatic assessment of how quickly the industry can actually change, as opposed to any of the players in the industry breathing a sigh of relief and backing off on their plans.

We think that the use of LNG for marine application is going to be significant. It historically has been a relatively slow-changing marketplace in terms of the time it takes to see significant changeovers or shifts. But we believe that they are based on the interest and the active development by the marine engine manufacturers in providing natural gas engines, and the level of activity going on amongst the Naval architects in doing the design work for new LNG ships – and the level of activity going on in establishing bunkering stations to provide those, both in Europe, China, and the U.S. – is such that this is a movement that’s going to take several years to play out, but is moving along very, very well.

<Q – Brian Uhlmer – Global Hunter Securities LLC>: Okay, great. Thank you. And sneaking a third one off of those topics, the lower end of your guidance, I guess, on the revenue forecast would suggest that your margins declined slightly from current levels, while the high end would suggest they are up. What are some of the key elements that would make a $3.10 number versus a $3.40 number? And what are we doing to try and end up at the higher end of that range?

<A – Sam Thomas – Chart Industries, Inc.>: Well, the upside always comes from executing better. And so we have lots of activity to try and do just that. And as you might guess, there is plenty of pressure throughout the organization to improve our execution. The thing that tempers that is that the market opportunities we see are significant and we believe very real. And therefore we are oftentimes making decisions to add engineering depth, to add sales and marketing depth to make sure we maximize its opportunity for the future, even if the actual orders or completion of projects is delayed because there are bottlenecks either within Chart or, more often, throughout our customer base and their customers.

So it’s something that the demand growth is very real, and we see it very clearly. In the near-term, it’s very challenging for us to predict exactly how quickly things happen.

<Q – Brian Uhlmer – Global Hunter Securities LLC>: Absolutely. Really appreciate all the help here. Thanks, gentlemen.

<A – Sam Thomas – Chart Industries, Inc.>: Thank you.

Operator: Thank you. And our next question comes from the line of Rob Brown from Lake Street Capital. Your line is open and you may proceed.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Good morning.

<A – Michael Biehl – Chart Industries, Inc.>: Hi, Rob.

<A – Sam Thomas – Chart Industries, Inc.>: Good morning, Rob.

<Q – Rob Brown – Lake Street Capital Markets LLC>: In your E&C business, you had a nice uptick in orders, and I know you said you are taking additional orders now with capacity, but what is the market demand there? Is that still holding in solid? And where are you seeing demand coming from in that segment?

<A – Sam Thomas – Chart Industries, Inc.>: As we’ve talked about, the biggest near-term potential is small and mid-scale LNG for growth.

Equipment for gas processing continues at a good pace, although, we believe it will take some completion of some of the petrochemical plants to increase demand on ethane and completion of some more propane export capacity from the U.S. to drive demand for natural gas liquids, and to come back to the peak we saw in 2010-11 of natural gas processing demand.

We have seen some good orders for air separation equipment, particularly in China. And we believe that, going forward, that will continue, and as economic activity ticks up, will continue.

For global-scale LNG, we think that we will see additional opportunities long term over the next ten years, with additional awards to Chart possible – say in the second half of 2014, 2015.

On petrochemicals, there are a lot of active projects, as I’ve mentioned, for ethylene and propane dehydrogenation or propylene production. We have seen one plant go forward. There are at least two additional plants that are close to going forward – when I said close to, we think within the next 12 months. But the speed that those go forward is going to be dependent somewhat on the macroeconomic environment of GDP growth rates because as I talked about earlier, when growth forecasts are lowered, it decreases the ability to sell new capacity into that market, unless you see that forward growth, so clarity in global GDP growth rates will accelerate the number of ethylene plants and petrochemical plants that go forward. The economics might be for producing those petrochemical from natural gas liquids at U.S. prices are very compelling. That doesn’t do you much good, if there is too much idle capacity globally.

So basically all of our markets look very positive. We’re a little fuzzy on the timing of how big each one gets over the next 18 months. But there are enough positives that we can continue to grow, based on that.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Okay, great. Thanks for the color there. And then I think you also mentioned in your D&S business that you’re seeing increased quoting in Southeast Asia. I guess could you give us some color there? Are you saying sort of what China is doing expanding to other Asian countries and what’s the dynamic there? And what’s the opportunity for you?

<A – Sam Thomas – Chart Industries, Inc.>: What we’re seeing is a number of opportunities for LNG liquefaction or LNG receiving terminals that are small or midscale, which would utilize our storage equipment. We’re seeing increased interest in using natural gas or LNG as a diesel fuel replacement.

And the quality and pace of those inquiries and the progress they’re making locally in terms of permitting leads us to believe that we’ll see this as a good growth potential. We’ve added some resources in Southeast Asia on the sales and marketing side and engineering back-up side because we see it as a very attractive developing market. And those discussions have included projects in Indonesia, Singapore, Vietnam and Thailand.

<Q – Rob Brown – Lake Street Capital Markets LLC>: Okay, good. Thank you very much. I’ll turn it over.

Operator: Thank you. And our next question comes from the line of Greg McKinley from Dougherty. Your line is open and you may proceed.

<Q – Greg McKinley – Dougherty & Co. LLC>: Yes, thank you. I’m wondering if you could talk a little bit about the acquisition environment. And for competitive reasons, I doubt you’ll get too specific, but when you look at your equipment capabilities today, are there any holes in your offering that you feel would give you an opportunity to fill out your offering to customers? And is that still a significant opportunity for Chart?

<A – Sam Thomas – Chart Industries, Inc.>: It is. It’s difficult to be more specific than that. I would say that we see significant organic growth opportunities for our business, and that has taken more of our focus and attention at the moment. But there are also a number of areas that we think are attractive growth opportunities that, either with bolt-on acquisitions or even making slightly larger acquisitions in adjacent spaces, could be attractive. The timing of that is even more challenging to call than when customers’ orders will go forward.

<Q – Greg McKinley – Dougherty & Co. LLC>: Yes. Okay. How are you feeling about capacity right now? It seems that just as soon as you complete a capacity expansion, with the momentum in your business, it’s always difficult to sort of get out in front of where we think demand is coming from. How do you feel about where you will be positioned, I guess more from a D&S standpoint, over the next year or so?

<A – Sam Thomas – Chart Industries, Inc.>: It’s a challenge, but it’s a good problem to have. I think that in general, in the U.S. and Europe, we’re very well-positioned, although there are some areas, some pieces of equipment, where we are operating at fairly high levels of capacity utilization, particularly on very large storage tanks that are typically used for LNG liquefaction plants or LNG receiving stations. And we have some current projects that we are working on that would expand that.

In China, we are currently capacity-strapped because it has been a full 12 months since we completed our last capacity expansion. And so we’re looking at significant capacity expansion in China within the next 12 months.

<Q – Greg McKinley – Dougherty & Co. LLC>: Okay. Thank you. And then what are your thoughts on the opportunity for Europe to emerge as a market where LNG transport-fuel activity starts picking up? Or do you see that being dwarfed in the near-term by what’s going on in North America?

<A – Sam Thomas – Chart Industries, Inc.>: I would say yes to both questions. I think that the marine market in Europe, because of the strong technology lead that Europe has traditionally had in shipping, we see that moving forward very actively. And probably being a market who saw it develop on pace with North America – perhaps ahead of North America. And comparable to China, although the sheer size of China means it’s hard for any other region of the world to be comparable to China, when it really gets down to doing things. So for the marine market, I see Europe as being a very attractive opportunity over the next few years.

We are seeing progress in the heavy-duty trucking market with each of the engine manufacturers putting more effort into developing comprehensive solutions and having comprehensive offerings. So ultimately that will come.

We are also working on a number of fuel-station applications in Europe that, I think, will continue to grow. So for heavy-duty transportation, the infrastructure build-out is still a couple of years behind the U.S. But they will have the capability to catch up fairly quickly.

<Q – Greg McKinley – Dougherty & Co. LLC>: Okay. And thank you. And then just one last question. You know, we talked about small-scale LNG liquefiers domestically as well as in China. Can you share any thoughts on how significant those two regions will be compared to each other, in terms of your business opportunities over the next 12 to 36 months? Are we seeing the U.S. ramp so quickly that it could become meaningful in relation to what you have been doing in China the last couple of years? Or how would you guide us to think about that?

<A – Sam Thomas – Chart Industries, Inc.>: I think that the pace of orders and the pace of market growth in China will continue to outstrip the U.S. for the next, probably, 18 months to 2 years. U.S. activity levels will ramp up quickly from late 2014. But while I think we will get after 2014, I think you will see the market share of LNG as opposed to diesel grow rapidly in North America. You have to keep in mind that the Chinese market for diesel fuel when you get out to

2015, 2016, is going to be four to five times the size of the U.S. market. So with that as a caveat, it is tough for the U.S. to actually catch up to China, in terms of sheer numbers.

<Q – Greg McKinley – Dougherty & Co. LLC>: Thank you. Nice quarter.

<A – Sam Thomas – Chart Industries, Inc.>: Thank you.

Operator: Thank you. Our next question comes from the line of Robert Norfleet from BB&T Capital Markets. Your line is open and you may proceed.

<Q – John Ellison – BB&T Capital Markets>: Hi, guys. This is actually John Ellison on for Rob. Congratulations on a good quarter.

<A – Sam Thomas – Chart Industries, Inc.>: Thank you.

<Q – John Ellison – BB&T Capital Markets>: First off, I guess to add just off the bat to the capacity questions, I want to know, would you consider outsourcing work to third parties to gain some additional flexibility there?

<A – Sam Thomas – Chart Industries, Inc.>: We both consider it and do it. But we limit the amount of outsourcing on critical bits of knowledge or skills, from the standpoint of not wanting to encourage more competition than necessary.

<Q – John Ellison – BB&T Capital Markets>: Right. Okay. In regards to pricing, with capacity as tight as it is in E&C, could you discuss your strategy on raising prices on new orders going forward?

<A – Sam Thomas – Chart Industries, Inc.>: Our strategy is to maximize the profit generated over the medium term. And that means that this is a very fluid and dynamic situation, which is competitively sensitive. But Chart is in a position of having a very sound balance sheet with very big future prospects. So there is often times a conscious decision made to not push price as hard as you might for the short term to have a better market position in the future.

<Q – John Ellison – BB&T Capital Markets>: Gotcha. So I guess when we look at the potential margin expansion in E&C over the next several years, while a portion of this is from newer capacity leading to higher utilization rates and fixed-price absorption, are you basically saying that price is a factor but not necessarily the largest one?

<A – Sam Thomas – Chart Industries, Inc.>: Correct. In the markets we’re selling to, and at this stage of market development, ability to deliver product quickly is very important, and ability to assure our customers that they will have no untoward surprises in placing orders with us is what we think are the most important criteria for winning orders and growing.

It’s also worthwhile to point out that historically in our business, one of the drivers – the largest driver for us raising prices is associated with commodity pricing of the raw materials we use, because they are a significant part of our total sales price. And currently, while we’re in a strong growth position, generally the markets for our chief raw materials are fairly soft, so that our material prices – there is very little upward pressure on those. So that tends to create a stable price environment on the sales prices of our products.

<Q – John Ellison – BB&T Capital Markets>: Okay, great. Thank you so much.

<A – Sam Thomas – Chart Industries, Inc.>: Thank you.

Operator: Thank you. Our next question comes from the line of Tom Hayes from Thompson Research Group. Your line is open and you may proceed.

<Q – Tom Hayes – Thompson Research Group LLC>: Thank you. Good morning, gentlemen.

<A – Michael Biehl – Chart Industries, Inc.>: Good morning, Tom.

<Q – Tom Hayes – Thompson Research Group LLC>: Michael, I guess my question is for you. Last quarter, you indicated on the SG&A line, you felt comfortable kind of with the $195 million to $200 million range for the full year. Is that still kind of a working assumption?

<A – Michael Biehl – Chart Industries, Inc.>: It will be up a little bit – be sort of in the between $200 million and $210 million range. A couple reasons: One is related to our continued LNG build. As Sam mentioned, we continue to add people and infrastructure for future opportunities to position ourselves well to take advantage of those opportunities as they come forward. And they are not going to generate revenues likely this year. So that’s the primary reason. Also we have some stock compensation expense in there. With the rise of our share price, that increases that expense, and that’s captured in the SG&A line.

<Q – Tom Hayes – Thompson Research Group LLC>: Okay, great. And then kind a two-part question, I guess for you Sam, on the growth in D&S order side. I’m assuming that most of that’s coming from LNG applications versus industrial-gas applications. If you could just kind of confirm that? And then as far as the big growth in the market, or the growth in your order business, is that coming from new applications coming online, or are you guys taking share, or is there a combination of both?

<A – Sam Thomas – Chart Industries, Inc.>: Well, first, with respect to LNG versus industrial gas applications, I think that our order intake for industrial gas applications is nominally flat on last year, and fairly well mirrors the comments that you’ve seen from the industrial gas majors as they’ve reported over the last couple of weeks, of flat to slightly down volumes.

So more of the traditional industrial gas applications, we are seeing down. We’re seeing some increase in demand for some of our end-market solutions or differentiated solutions. So for instance, the sales of bulk tanks is relatively soft. The sale of MicroBulk, which affords producers and distributors a lower cost method of distribution, are up slightly.

<Q – Tom Hayes – Thompson Research Group LLC>: Okay.

<A – Sam Thomas – Chart Industries, Inc.>: The second part of your question, as to new applications versus taking market share in industrial gas – the growth is in newer products, newer applications. There are new competitors coming into the business. Most of that attention is focused on LNG. I think that we are holding our own or doing a bit better than the market overall in winning our fair share of LNG-related orders. And we find that is happening, both with new customers coming into the market, and also more established customers who come back to Chart or give us orders because of our overall value proposition.

<Q – Tom Hayes – Thompson Research Group LLC>: Great. Thank you.

Operator: Thank you. Our next question comes from the line of Pavel Molchanov from Raymond James. Your line is open.

<Q – Pavel Molchanov – Raymond James & Associates, Inc.>: Thanks, guys, for squeezing me in. Most of my questions have been answered, but just a conceptual one for you. So there is now something like 30 pending – or under some sort of permitting process – LNG projects between the

U.S. and Canada. And I’m just curious what outreach or marketing effort you guys are engaging in, with respect to all of those potential project developers domestically?

<A – Sam Thomas – Chart Industries, Inc.>: We’ve got a group that spends all their time calling on all those potential customers. We exhibit at all of the major trade shows. We talk daily, weekly, monthly with most of those companies – even project developers, the energy companies who are the end users proposing to go forward with those, and EPC contractors who are hoping to build those plants.

<Q – Pavel Molchanov – Raymond James & Associates, Inc.>: This may be a little bit academic, I suppose – but any sense of when the next permits might be handed out by the DOE, above and beyond Sabine Pass?

<A – Sam Thomas – Chart Industries, Inc.>: No. I have talked at length about my forecasting capabilities being limited. When it comes to predicting DOE or government action, I claim no capability whatsoever.

<Q – Pavel Molchanov – Raymond James & Associates, Inc.>: I understand. I appreciate it, guys.

Operator: Thank you. Our next question comes from the line of Chase Jacobson from William Blair. Your line is open and you may proceed.

<Q – Chase Jacobson – William Blair & Co. LLC>: Hi, good morning. Thanks for taking my call.

<A – Sam Thomas – Chart Industries, Inc.>: Hey, Chase.

<Q – Chase Jacobson – William Blair & Co. LLC>: So I don’t want to be a party-pooper here at the end of the call, but you mentioned that you’re strapped for capacity in China, and that you are going to be looking for significant capacity expansions in the next 12 months. Once you decide on that, how long do those capacity expansions take to build, and what does this mean for revenue and order growth as we kind of look here in the medium-term over the next several quarters?

<A – Sam Thomas – Chart Industries, Inc.>: We’ve demonstrated over the last couple of years that we have the capability to grow our business in China between 50% and 100% a year. I don’t think we’ve lost that capability.

<Q – Chase Jacobson – William Blair & Co. LLC>: Okay. Okay. That’s pretty straightforward. And I think a similar question on the E&C business. The revenue growth came down quite a bit this quarter. Is that because of the lull in awards in the second part of 2012, or is that because of capacity? And how long do the – and when we think about the ethylene orders or the order that you had this quarter, should we think about the timing of that as similar to the large LNG orders that you’ve had in the past?

<A – Michael Biehl – Chart Industries, Inc.>: That’s more timing in this quarter, Chase. We have – right now, the large-scale LNG projects coming through out of backlog into revenue this year. So a lot of it is timing when the customer is – depending upon their schedule, and when we can move it out of revenue into backlog and move it forward. So that’s what’s rolling through now. It’s always hard to predict when it’s going to come through, and we try and do that, but we are not always on target. So it can go up or down each quarter, this year in particular, because some of those large-scale projects are rolling through for Wheatstone and Pacific APLNG that we are currently in the process of building out. And some of the smaller-scale orders move certainly through – out of backlog and into revenues much quicker.

<Q – Chase Jacobson – William Blair & Co. LLC>: Okay. That is helpful. Thanks.

Operator: Thank you. Our next question comes from the line of Jeff Osborne from Stifel. Your line is open and you may proceed.

<Q – Jeff Osborne – Stifel, Nicolaus & Co., Inc.>: Great. Good morning. Most everything has been answered, but just two quick ones here. On PetroChina, obviously a nice string of orders here. Is the plan from them to give you kind of a rolling six month forecast, as you have now had three or four quarters in a row of consistent orders? Or what would be the rationale of not doing like some kind of broader framework agreement and having a longer-term deal in place?

<A – Sam Thomas – Chart Industries, Inc.>: There’s lots of possibilities under discussion. I would view it as there are 13 operating oilfields or operating divisions within PetroChina. We have had large awards from or significant sales to three of those operating divisions. We’re doing our best to become a favored supplier as the other operating divisions commence their roll-out of LNG infrastructure.

<Q – Jeff Osborne – Stifel, Nicolaus & Co., Inc.>: Okay. And I assume with PetroChina, no issue in terms of credit availability for them? Are you seeing a broader credit impact in China with either PetroChina or any other potential customer?

<A – Sam Thomas – Chart Industries, Inc.>: I think if you look at the balance sheet of PetroChina and the PRC, there is not a lot to worry about.

<Q – Jeff Osborne – Stifel, Nicolaus & Co., Inc.>: That was my expectation. Last question for you. How do we think about the margins trajectory in 2014? In particular, as the La Crosse capacity comes on with the E&C division in particular? Is there any kind of teething pains that we should consider in the first half of the year or throughout the year?

<A – Sam Thomas – Chart Industries, Inc.>: Those are always an issue that we worry about a lot internally. I think that from the 20,000-foot level, it may cause some small variance in the gross margin. But we have done this before. I think we’ve got a very good plan for ramping that capacity up. So I feel confident we will do a good job.

<Q – Jeff Osborne – Stifel, Nicolaus & Co., Inc.>: Great to hear. Congratulations again on the results.

<A – Sam Thomas – Chart Industries, Inc.>: Thank you.

Operator: Thank you. Our next question comes from the line of Martin Malloy from Johnson Rice. Your line is open and you may proceed.

<Q – Marty Malloy – Johnson Rice & Co. LLC>: Good morning.

<A – Sam Thomas – Chart Industries, Inc.>: Good morning.

<Q – Marty Malloy – Johnson Rice & Co. LLC>: Could you talk a little bit maybe about the product lines that you have that you feel most confident about, in terms of your competitive position, whether from a technology standpoint or relationships with customers?

<A – Sam Thomas – Chart Industries, Inc.>: I think that we put extraordinary effort across all of our product lines into continuing to differentiate them. And for anyone who has followed Chart, you will see that the current product in favor or market in favor changes fairly dynamically over time. And I think that the focus of everyone here at Chart is continuing to improve our product offering, our service to customers across the full range of our products. And the reason we have been able to grow the business successfully is that when the opportunities come up, Chart gets the call, and Chart wins the order because we are continually doing that. So I don’t think there are any products, in particular, which I would single out as being the ones that drive our results. I think we’ve been working across a broad front, and when we see a market that we think is going to be attractive, we work very hard to have lots of product variants that can service the needs of that market.

<Q – Marty Malloy – Johnson Rice & Co. LLC>: Thank you.

Operator: Thank you. Our next question comes from the line of Chapman Deng from JPMorgan. Your line is open and you may proceed.

<Q – Chapman Deng – JPMorgan Securities (Asia Pacific) Ltd.>: Great. Thank you for taking my call. I’ve got a couple of questions. First is actually to check on the China growth outlook. You mentioned that you expect 50% to 100% growth in China revenue. May I confirm – is it for 2013 target or is it a medium-term target? That is the first question. The second question is actually regarding the capacity in China. May I know your LNG refueling station capacity, as well as LNG trucks’ fuel tanks manufacturing capacity in China right now? And the follow-up question is on your capacity addition plans in China? Thank you.

<A – Sam Thomas – Chart Industries, Inc.>: In terms of that forecast, whether it was 2013 or medium-term, it’s certainly what we will experience in 2013. And it is also what I would expect to achieve in the medium term.

In terms of what we are going to add in the way of capacity, those plans are still under discussion. It hasn’t been announced, but I would anticipate us moving forward to effectively double our capacity or increase our capacity by at least 100% in China.

In terms of specific capacity for products, virtually all of our products aimed at the LNG market are undergoing – while slightly different in terms of timing – undergoing capacity expansions that enable us to meet that forecast of 50% to 100% growth per year over the medium term. And I think we have demonstrated that we can do that.

<Q – Chapman Deng – JPMorgan Securities (Asia Pacific) Ltd.>: Okay. Great. Thank you very much.

Operator: Our next question comes from the line of Tom Novack from Advent Capital. Your line is open and you may proceed.

<Q – Tom Novack – Advent Capital>: Hey, good morning, Tom Novack from Advent. Just regarding LNG into the drilling and the fracking market, can you maybe share a little bit more about what you’re seeing and how big this market could be? I mean specifically is there capacity constraint right now in terms of available rigs and frac spreads that can actually utilize LNG? Is that what the bottleneck is?

<A – Sam Thomas – Chart Industries, Inc.>: I don’t know that I would term it a bottleneck. There has been equipment certainly for drilling. There has been equipment converted. And there is opportunities to convert more. That market has seen lots of change going on, so it’s a matter of where do they allocate their resources to make the changes. That’s challenging for us to forecast exactly the pace at which that goes forward.

In the case of fracking rigs, there is higher consumption associated with fracking, and there is some equipment development going on – both on our part and on the part of E&P companies and the service providers – to come up with the most effective and reliable means of making all that fuel available.

<Q – Tom Novack – Advent Capital>: Is it competing against field gas? Is that part of the issue?

<A – Sam Thomas – Chart Industries, Inc.>: There is a trade-off with field gas, yes. Understanding – and it’s not clear to everyone, us included, what percentage you run rigs and frac spreads on field gas as opposed to LNG. The range of estimates that I’ve seen have talked about field gas being anywhere from 25% of the market to 70% of the market, with the balance taken up by LNG. It’s going to be very much field-specific as to whether you can use field gas or field gas economics versus LNG.

<Q – Tom Novack – Advent Capital>: Right.

<A – Sam Thomas – Chart Industries, Inc.>: Also going to be determined by the availability of liquids.

<Q – Tom Novack – Advent Capital>: Okay. So it sounds like the industry is still trying to figure out both the technology and the economics. Is that fair?

<A – Sam Thomas – Chart Industries, Inc.>: Yes. And I would say, in terms of technology, it’s the normal trial-and-error process that gets used in this, as to what works most effectively.

<Q – Tom Novack – Advent Capital>: Right. Are the frac spreads and rigs that can utilize LNG – are they somewhat first-generation, or are they basically being modified – existing rigs?

<A – Sam Thomas – Chart Industries, Inc.>: Both.

<Q – Tom Novack – Advent Capital>: Okay. Okay, all right. Thank you very much for the color.

<A – Sam Thomas – Chart Industries, Inc.>: Thank you.

Operator: Thank you. And at this time, I’m not showing any further questions. I would now like to turn the call back over to Sam Thomas.

Samuel F. Thomas, Chairman, President & Chief Executive Officer

Okay. Thanks very much, everybody.

As you can sense from the questions and the responses to the questions, we’ve got a pretty exciting growth opportunity, as we see acceleration of LNG infrastructure opportunities in Asia followed closely by North America and increasingly other areas of the world. We’re also benefiting from increased use of natural gas and natural gas liquids at every step of the value chain on a global basis.

We will continue to invest in our people, organization, and physical capacity to be well-positioned to execute on what we consider to be an exceptional opportunity. Chart has a bright future, and we’re all excited to be part of building the company that will deliver on that future.

Thank you very much for listening today. Goodbye.

Operator: Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program, and you may all disconnect. Everyone, have a great day.